As filed with the U.S. Securities and Exchange Commission on October 30, 2003

Registration No. 333-109783

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)

Yukon, Canada	1311	98-0372413
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 654, 999 Canada Place, Vancouver, British Columbia, Canada V6C 3E1, (604) 688-8323
(Address and telephone number of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York
10011
(212) 894-8700
(Name, address and telephone number of agent for service in the United States)

Copies to:

John O’Keefe	Andrew J. Foley
Executive Vice President and	Paul, Weiss, Rifkind, Wharton &
Chief Financial Officer	Garrison LLP
Ivanhoe Energy Inc.	1285 Avenue of the Americas
Suite 654 – 999 Canada Place	New York, New York 10023
Vancouver, B.C.	(212) 373-3000
Canada V6C 3E1 (604) 688-8323

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement as determined by market conditions.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on ( date ) at ( time ) (designate a time not sooner than seven calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( date ) at ( time ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( date ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

DATED OCTOBER 30, 2003

Short Form Base Shelf Prospectus

IVANHOE ENERGY INC.

$100,000,000

Common Shares
Preferred Shares
Warrants
Debt Securities

We may from time to time offer for sale common shares, preferred shares, unsecured obligations in the form of senior or subordinated debt securities or warrants to purchase common shares, debt securities or other securities, and our shareholders may from time to time offer for sale common shares (collectively, the “Securities”) up to an aggregate initial offering price of $100,000,000 (or its equivalent in any other currency or currency unit used to denominate the Securities) during the 25-month period that this prospectus, including any amendments hereto, remains effective.

The specific variable terms of any offering of Securities will be set forth in an accompanying shelf prospectus supplement including, where applicable: (i) in the case of common shares or preferred shares, the number of shares offered, the offering price and any other specific terms; (ii) in the case of debt securities, the title of the debt securities, any limit on the aggregate principal amount of the debt securities, the currency or currency unit, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, the maturity, whether any conversion or exchange rights are attached to the debt securities, whether we may redeem the debt securities at our option and any other specific terms; and (iii) in the case of warrants, the designation, number and terms of the common shares, debt securities or other securities purchasable upon exercise of the warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency in which the warrants are issued and any other specific terms. We reserve the right to include in a prospectus supplement specific variable terms pertaining to the Securities that are not within the options and parameters set forth in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

Our earnings coverage ratios for the 12 months ended June 20, 2003 and December 31, 2002 are less than one-to-one.

All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus for the purpose of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the Securities to which the prospectus supplement pertains.

The Securities may be sold to or through underwriters or dealers, directly to purchasers pursuant to applicable statutory exemptions, or through agents designated from time to time. The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with such offering of Securities, and will set forth the method of distribution of such Securities, including, to the extent applicable, the proceeds we will receive and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

Our common shares are listed and posted for trading on the NASDAQ SmallCap Market under the symbol “IVAN” and on the Toronto Stock Exchange under the symbol “IE”. The closing price of our common shares on October 29, 2003 on the NASDAQ SmallCap Market was U.S.$4.47 per share and on the Toronto Stock Exchange was Cdn.$5.85 per share.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the U.S. We prepare our financial statements in accordance with Canadian generally accepted accounting practices, and are subject to Canadian auditing and auditor independence standards. They are not directly comparable to financial statements of U.S. companies but a reconciliation is provided.

Owning the Securities may subject you to tax consequences both in the U.S. and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.

Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated in Canada, some of our officers and directors and some of the experts named in this prospectus or any prospectus supplement reside outside the U.S., and a substantial portion of our assets and the assets of our officers and directors and of these experts are located outside the U.S.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING INFORMATION
RISK FACTORS
IVANHOE ENERGY INC.
USE OF PROCEEDS
CONSOLIDATED CAPITALIZATION
EARNINGS COVERAGE
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS
CERTAIN INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
AUDITORS, TRANSFER AGENT AND REGISTRAR
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	6
WHERE YOU CAN FIND MORE INFORMATION	6
DOCUMENTS INCORPORATED BY REFERENCE	7
FORWARD-LOOKING INFORMATION	8
RISK FACTORS	9
IVANHOE ENERGY INC.	14
USE OF PROCEEDS	19
CONSOLIDATED CAPITALIZATION	19
EARNINGS COVERAGE	19
DESCRIPTION OF SHARE CAPITAL	20
DESCRIPTION OF DEBT SECURITIES	21
DESCRIPTION OF WARRANTS	32
PLAN OF DISTRIBUTION	33
SELLING SHAREHOLDERS	34
CERTAIN INCOME TAX CONSEQUENCES	35
LEGAL MATTERS	35
EXPERTS	35
AUDITORS, TRANSFER AGENT AND REGISTRAR	35
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	35

ABOUT THIS PROSPECTUS

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars, references to “U.S.$” are to United States dollars and references to “Cdn.$” are to Canadian dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using Canadian generally accepted accounting principles which are in effect from time to time, referred to as “Canadian GAAP”. “U.S. GAAP” means generally accepted accounting principles which are in effect from time to time in the U.S. For a discussion of the principal differences between our financial results as determined under Canadian GAAP and under U.S. GAAP, you should refer to Note 19 in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference into this prospectus. Unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “Ivanhoe”, “we”, “us” and “our” mean Ivanhoe Energy Inc. and its subsidiaries.

This prospectus is part of a registration statement on Form F-10, together with all amendments and supplements thereto, relating to the Securities that we filed with the U.S. Securities and Exchange Commission (“SEC”). Under the registration statement, we may, from time to time, sell any combination of the Securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $100,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information”. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the Securities.

WHERE YOU CAN FIND MORE INFORMATION

We file with the securities commissions or similar authorities in each of the provinces of Canada and the Yukon Territory (the “Canadian Securities Authorities”), commissions of authority similar to the SEC, material change, annual and quarterly reports and other information. We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we also file certain reports with and furnish other information to the SEC. You may read any document we furnish to the SEC at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms.

You may also access our disclosure documents and any reports, statements or other information that we file with the Canadian Securities Authorities through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multijurisdictional disclosure system adopted by the U.S. and Canada, the SEC and the Canadian Securities Authorities allow us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the Canadian Securities Authorities under applicable Canadian securities laws and, subject to certain exceptions, with the SEC.

The following documents which have been filed with the Canadian Securities Authorities and with the SEC are specifically incorporated by reference in and form an integral part of this prospectus:

(a)	our annual report on Form 10-K dated March 14, 2003 filed with the Canadian Securities Authorities as our annual information form and with the SEC on March 20, 2003 including:

(i)	our audited consolidated financial statements as at December 31, 2002 and 2001, and for the years then ended, together with the accompanying auditors’ report thereon; and

(ii)	management’s discussion and analysis of financial condition and results of operations for the audited consolidated financial statements referred to in (i) above;

(b)	our interim unaudited consolidated comparative financial statements for the six months ended June 30, 2003, filed with the Canadian Securities Authorities and filed with the SEC as part of our Form 10-Q Quarterly Report on August 8, 2003, and the accompanying management’s discussion and analysis of financial condition and results of operations;

(c)	our management information circular dated May 14, 2003, filed with the Canadian Securities Authorities in connection with our annual meeting of shareholders held on June 19, 2003, excluding the sections entitled “Performance Graph”, “Compensation Committee”, “Report on Executive Compensation” and “Statement of Corporate Governance Practices” (which sections shall be deemed not to be incorporated by reference); and

(d)	our material change report dated May 29, 2003 filed with the Canadian Securities Authorities on May 29, 2003 and filed with the SEC on May 30, 2003 as a current report on Form 8-K in connection with the termination of negotiations between us and Qatar Petroleum for an agreement to develop a block of Qatar’s North Field.

Any documents of the type referred to above (excluding confidential material change reports) subsequently filed by us with the Canadian Securities Authorities after the date of this prospectus and prior to the termination of the offering of Securities shall be deemed to be incorporated by reference into this prospectus. These documents are available through the internet on SEDAR. To the extent that any document or information incorporated by reference into this prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, ;10-K, 10-Q, 8-K, or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

A prospectus supplement or prospectus supplements containing the specific variable terms for an issue of Securities will be delivered to purchasers of such Securities together with this prospectus and will be deemed to be incorporated by reference into this prospectus as of the date of such prospectus supplement and only for the purposes of the Securities issued under that prospectus supplement.

Any statement contained in this prospectus or in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in the prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this prospectus modifies, replaces or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Upon a new annual information form, annual financial statements and related management’s discussion and analysis of financial condition and results of operations being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual financial statements and management’s discussion and analysis of financial condition and results of operations and all interim financial statements, material change reports and management proxy circulars filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus.

Information has been incorporated by reference in this short form prospectus from documents filed with Canadian Securities Authorities. Copies of the documents incorporated in this prospectus by reference may be obtained on request without charge from the Secretary of Ivanhoe Energy Inc. at Suite 654, 999 Canada Place, Vancouver, B.C. V6C 3E1, Telephone: (604) 688-8323.

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.

FORWARD-LOOKING INFORMATION

This document contains certain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 relating, but not limited, to our operations, anticipated financial performance, business prospects and strategies and which are based on our current expectations, estimates, projections and assumptions and were made by us in light of our experience and our perception of historical trends. All statements that address expectations or projections about the future, including statements about our strategy for growth, expected investments, commodity prices, costs, schedules and production volumes, operating or financial results, are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects”, “anticipates”, “plans”, “intends”, “believes”, “projects”, “indicates”, “could”, “vision”, “goal”, “objective” and similar expressions. Our business is subject to risks and uncertainties, some of which are similar to other oil and gas companies and some of which are unique to us. Our actual results may differ materially from those expressed or implied by our forward-looking statements as a result of known risks, uncertainties and other factors.

You are cautioned not to place undue reliance on our forward-looking statements. By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predicted outcomes will not occur. The risks, uncertainties and other factors, many of which are beyond our control, that could influence our actual results include, but are not limited to:

•	our short history of limited revenue;

•	losses and negative cash flow from our current exploration and development operations in California, Texas and China;

•	uncertainties regarding the potential success of our licensed gas-to-liquids (“GTL”) technology;

•	fluctuations in commodity prices;

•	risks associated with carrying on business in foreign jurisdictions;

•	our limited cash resources and consequent need for additional financing; uncertainties regarding the potential success of our oil and gas exploration and development projects in California, Texas and China;

•	government regulation and requirements for permits and licenses, particularly in the foreign jurisdictions in which we carry on business;

•	oil and gas industry operational hazards and environmental concerns; and

•	competition for a limited number of promising oil and gas and GTL projects from larger, better financed oil and gas companies.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under “Risk Factors” included and incorporated by reference in this prospectus. We undertake no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information.

RISK FACTORS

We are subject to a number of risks due to the nature of the industry in which we operate, the present state of development of our business and the foreign jurisdictions in which we carry on business. Prospective purchasers of our Securities should carefully consider the risk factors set forth below as well as the other information contained and incorporated by reference in this prospectus and in the applicable prospectus supplement before purchasing the Securities offered hereby.

We have a history of losses and must generate greater revenue to achieve profitability.

We commenced operations in 1997 and have been involved in three start-up situations in Russia, China and the U.S. Like most start-up companies we have incurred losses during our start-up activities. Our current cash flows alone are insufficient to fund our medium and long-term business plans, necessitating further growth and funding for implementation. We may be unable to achieve the needed growth to obtain profitability and may fail to obtain the funding that we need when it is required.

We are not able to guarantee the successful commercial development of our licensed GTL technology.

To date, no commercial-scale GTL plants have been constructed using the proprietary GTL process we license from Syntroleum Corporation (“Syntroleum”) and, therefore, the process has not been proven on a commercial scale. Other developers of GTL technology have significantly more financial resources than Ivanhoe and may be able to use this to obtain a potential competitive advantage.

We may not be able to conclude a GTL development agreement.

Despite advanced negotiations with state-owned Qatar Petroleum, we were unsuccessful in obtaining a development and production-sharing contract to construct a GTL project in Qatar. Although we are continuing to explore GTL project opportunities in the Middle East and elsewhere, we can give no assurances as to when or if any of these opportunities will result in a GTL development agreement.

Instability in the Middle East may hamper our GTL project objectives.

Instability and continuing conflicts in the Middle East could harm our business by making it difficult or impossible to continue our pursuit of GTL projects in the region or to obtain financing for projects we do succeed in obtaining. It is impossible to predict if or when any of the current conflicts will escalate, how long such conflicts might last, the economic consequences of such conflicts for the energy industry, regionally and globally, and how our business might be affected over the longer term.

Crude oil and gas prices are volatile.

Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including our revenues, cash flows and earnings, our ability to attract capital to finance our operations, our cost of capital, and the amount we are able to borrow and the value of our oil and gas properties.

Both oil and gas prices are extremely volatile. Oil prices are determined by international supply and demand; gas prices are determined by regional supply and demand, due to transportation limitations. Political developments, compliance or non-compliance with self-imposed quotas, or agreements between members of the OPEC can affect world oil supply and prices. Any material decline in prices could result in a reduction of our net production revenue and overall value. The economics of producing from some wells will deteriorate as a result of lower prices. Any material decline in prices could also result in a reduction in our exploration, acquisition and development activities.

In addition, a material decline in prices from historical averages could adversely affect our ability to borrow and to obtain additional capital on attractive terms.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and may cause mismatches in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on all energy projects.

Government regulations in foreign countries may limit our activities and harm our business operations.

In addition to our interest in our China projects, we may enter into contractual arrangements to acquire oil and gas properties in other foreign jurisdictions with governments, governmental agencies or government-owned entities. The legal framework for these foreign agreements, particularly in developing countries, is often based on recent political and economic reforms and newly enacted legislation, which may not be consistent with long-standing local conventions and customs. As a result, there may be ambiguities, inconsistencies and anomalies in the agreements or the legislation upon which they are based which are atypical of more developed western legal systems and which may negatively affect the interpretation and enforcement of our rights and obligations and those of our foreign partners. Local institutions and bureaucracies responsible for administering foreign laws may lack a proper understanding of the laws or the experience necessary to apply them in a modern business context. Foreign laws may be applied in an inconsistent, arbitrary and unfair manner and legal remedies may be uncertain, delayed or unavailable.

We may not be successful in negotiating additional production sharing contracts in China.

We hold our interests in China through two production-sharing contracts with CNPC for the Dagang and Zitong blocks. We also have a memorandum of understanding with PetroChina indicating a mutual intention to negotiate an additional production-sharing contract in the Sichuan basin. We cannot assure you that we will successfully negotiate additional production-sharing contracts. It is possible that disputes between us could arise in the future, which must be resolved under foreign law. We cannot be sure that we can enforce our legal rights in foreign countries or that an effective legal remedy will be available to us in any dispute governed by foreign law.

We might not be successful in acquiring and developing new prospects and our exploration and development properties may not contain any significant proved reserves.

Our future exploration and development success depends upon our ability to find, develop and acquire additional economically recoverable oil and natural gas reserves. The successful acquisition and development of oil and gas properties requires appropriate forecasting of recoverable reserves, oil and gas prices and operating costs, potential environmental and other liabilities and productivity of new wells drilled.

Estimates of costs to explore, develop and produce are assessments and are inexact. As a result, we might not recover the purchase price of a property from the sale of production from the property, or might not recognize an acceptable return from properties we acquire. Our estimates of exploration, development and production costs can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties and unusual or unexpected formations, pressures and work interruptions.

Exploration and development involves significant risks. Few exploration wells which are drilled are developed into commercially producing fields. Substantial expenditures may be required to establish the existence of proved reserves, and we cannot assure you commercial quantities of oil and gas deposits will be discovered sufficient to enable us to recover our exploration and development costs or be sufficient to sustain our business.

Expansion of our operations will require significant investments for which we may be unable to provide sufficient financing. Our need for additional capital may cause us to lose opportunities.

We will be required to make substantial investments far beyond our existing capital resources to develop a GTL project, exploit our existing reserves and to discover new oil and gas reserves. Historically, we have relied, and continue to rely, on external sources of financing to meet our capital requirements to continue acquiring, exploring and developing oil and gas properties and to otherwise implement our corporate development and investment strategies. We have relied upon equity capital as our principal source of funding. We plan to obtain the future funding we will need through debt and equity markets, but we cannot assure you that we will be able to obtain additional funding when it is required and whether it will be available on commercially acceptable terms. We also make offers to acquire oil and gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to acquire new oil and gas properties or default on existing funding commitments to third parties and forfeit or dilute our rights in existing oil and gas property interests. Our limited operating history may make it difficult to obtain future financing.

You should not unduly rely on reserve information because such information is based on estimates.

Reserve estimates involve a great deal of uncertainty, because they depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether oil and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data including, but not limited to geological characteristics of the reservoir structure, reservoir fluid properties, the size and boundaries of the drainage area and reservoir pressure and the anticipated rate of pressure depletion.

The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and natural gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves usually differ from estimates.

Reserve estimates also require numerous assumptions relating to operating conditions and economic factors, including, among others the price at which recovered oil and natural gas can be sold, the costs of recovery, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and natural gas to markets and governmental and other regulatory factors, such as taxes and environmental laws.

A negative change in any one or more of these factors could result in quantities of oil and natural gas previously estimated as proved reserves becoming uneconomic. For example, a decline in the market price of oil or natural gas to an amount that is less than the cost of recovery of such oil and natural gas in a particular location could make production thereof commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production technology and equipment, such as heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.

In addition, estimates of reserves and future net cash flows expected from them prepared by different independent engineers, or by the same engineers at different times may vary substantially.

Information in this document regarding our future projects reflects our current intent and is subject to change.

We describe our current exploration and development plans in this document. Whether we ultimately implement our plans will depend on availability and cost of capital, receipt of additional seismic data, current and projected oil or gas prices, costs and availability of drilling rigs and other equipment, supplies and personnel, success or failure of activities in similar areas, changes in estimates of project completion costs, and our ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks. It may also change as a result of changes in strategy or direction undertaken by us.

We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects might change.

Our business may be harmed if we are not able to retain our licenses, leases and working interests in leases.

Many of our properties are held under licenses and leases and working interests in licenses and leases. If the specific requirements of each license or lease are not met, the license or lease may terminate or expire. We cannot assure you that any of the obligations required to maintain each license or lease will be met. The termination or expiration of our licenses or leases or our working interest relating to a license or lease may harm our business. Some of our property interests will terminate unless we fulfill certain obligations under the terms of our agreements related to such properties. If we are not able to satisfy these conditions on a timely basis, we may lose our rights in these properties. The termination of our interests in these properties may harm our business outlook.

Complying with environmental and other government regulations could be costly and could negatively impact our production.

Our operations are governed by numerous laws and regulations at various levels of government in the countries in which we operate. These laws and regulations govern the operation and maintenance of our facilities, the discharge of materials into the environment and other environmental protection issues. The laws and regulations may, among other potential consequences, require that we acquire permits before commencing drilling; restrict the substances that can be released into the environment with drilling and production activities; limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; require that reclamation measures be taken to prevent pollution from former operations; require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells and remediating contaminated soil and groundwater and require remedial measures be taken with respect to property designated as a contaminated site, for which we would become a responsible person.

Under these laws and regulations, we could be liable for personal injury, clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we could be liable, or could be required to cease production on properties, if environmental damage occurs.

The costs of complying with environmental laws and regulations in the future may harm our business. Furthermore, future changes in environmental laws and regulations could occur that result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We compete for oil and gas properties with many other exploration and development companies throughout the world who have access to greater resources.

We operate in a highly competitive environment in which we compete with other exploration and development companies to acquire a limited number of prospective oil and gas properties. Many of our competitors are much larger than we are and, as a result, may enjoy a competitive advantage in accessing financial, technical and human resources. They may be able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial, technical and human resources permit.

Our share ownership is highly concentrated and, as a result, our principal shareholders control our business.

Our directors and executive officers, including Robert M. Friedland, collectively own or have rights to acquire approximately 31.14% of our common stock and control our Board of Directors and determine our policies, business and affairs and the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets.

In addition, the concentration of our ownership may have the effect of delaying, deterring or preventing a change in control that otherwise could result in a premium in the price of our common stock.

If we lose our key management and technical personnel, our business may suffer.

We rely upon a relatively small group of key management and technical personnel. We do not maintain any key man insurance. We do not have employment agreements with certain of our key management and technical personnel and we cannot assure you that these individuals will remain with us in the future. An unexpected partial or total loss of their services would harm our business.

IVANHOE ENERGY INC.

Our Company

We were incorporated pursuant to the laws of the Yukon Territory, Canada, on February 21, 1995. On June 24, 1999, we changed our name to Ivanhoe Energy Inc. Our common shares are listed on the Toronto Stock Exchange under the symbol “IE” and quoted for trading on the NASDAQ SmallCap Market under the symbol “IVAN”.

Our principal executive offices are located at Suite 654, 999 Canada Place, Vancouver, B.C., V6C 3E1, and our registered office is located at 300- 204 Black Street, Whitehorse, Yukon, Y1A 2M9.

Our Subsidiaries

Our active subsidiaries and their respective jurisdictions of incorporation are shown on the following diagram. All of our subsidiaries are wholly-owned.

Note:
“BVI” means British Virgin Islands.

Our Business

We are focused on three major strategies:

•	production of synthetic fuels from natural gas using GTL technology;

•	conventional exploration and production, primarily natural gas in the U.S.; and

•	enhanced oil recovery and natural gas projects, on a production-sharing basis, with national petroleum companies.

In early 1995, we commenced our business as an acquirer, explorer and developer of oil and gas properties. Initially, we concentrated our efforts on acquiring oil and gas properties in Russia. Our strategy was to seek out existing oil and gas properties in Russia on which past drilling and field development practices did not maximize reserve recoveries and to establish joint ventures with local partners to rehabilitate existing wells to recover additional production.

In 1998, we commenced a diversification program aimed at expanding the geographical scope of our business beyond Russia and began acquiring oil and gas exploration property interests in Peru and California. We no longer operate in Russia or Peru. In 1999, we acquired property interests in China. In April 2000, we acquired a limited volume license from Syntroleum to use its proprietary GTL technology to convert natural gas into synthetic fuels. We subsequently upgraded our limited volume license to a master license without volume limitations. In May 2000, we began acquiring interests in oil and gas exploration properties in Texas.

We have established production in the Spraberry Trend of West Texas and at South Midway in the San Joaquin Basin of California. Our wholly-owned subsidiary, Sunwing Energy Ltd. (“Sunwing”) has also established production at its Dagang project in China as part of its completed pilot-test program, which is the precursor to the development phase of the project.

GTL Projects

Our long-term objective is to become a leader in the development of GTL projects. We foresee rapidly increasing future demand for clean energy as environmental regulations become more stringent and the world’s crude oil becomes more sour and heavy. We believe that the proprietary GTL technology we license from Syntroleum holds significant potential for the economic production of synthetic fuels and other specialty petroleum products from stranded natural gas deposits throughout the world, which would otherwise be uneconomic to exploit. Although there are several competing GTL technologies under development, we believe that the Syntroleum technology offers several key advantages. Plant construction is less expensive and the plant is safer to operate because, unlike competing technologies, it uses compressed air rather than oxygen.

With our master license to use Syntroleum’s proprietary GTL technology, we are currently pursuing several opportunities throughout the world to obtain rights to stranded natural gas deposits to use as feedstock for GTL projects. In May 2003, our advanced negotiations with Qatar Petroleum and the Qatari government to construct and operate a major GTL production facility in Qatar terminated without an agreement being reached. In the second quarter of 2003, we wrote off $3.3 million of our GTL investments for expenditures incurred in support of these negotiations.

We have agreed with Syntroleum to cooperate more closely on the identification and development of GTL project opportunities. All territorial restrictions on our master license of Syntroleum’s proprietary GTL technology have been removed, which has enabled us to pursue GTL opportunities worldwide.

Syntroleum has also agreed that, in respect of GTL projects in which both companies participate, no additional license fees or royalties will be payable and that Syntroleum will also contribute to any such project the right to manufacture specialty and lubricant products. We and Syntroleum each have the right to pursue GTL projects independently, but in such cases, we would be required to pay the normal license fees and royalties to Syntroleum.

We recently agreed to participate in a commercialization study for the development of a 90,000 barrel-per-day GTL plant in Bolivia. The study will include an analysis of alternative plant sites, transportation logistics and screening economics. We have also been invited to resume discussions with Egyptian authorities concerning a proposed 45,000 barrel-per-day GTL plant west of Alexandria.

California Projects

During the second quarter of 2003, we commenced an expansion program at the South Midway field. We act as the operator of the field, with a 100% working interest and a 93% net revenue interest. The program calls for drilling 30 new oil wells and upgrading surface transmission and steam injection facilities. In addition to drilling new wells, we are evaluating the potential for production gains that may be achieved by switching to a continuous steam application process from the current cyclic application process. The expansion program is designed to extend the field to the south, where we have an acreage position covering the entire area. To date, 15 new producing wells have been drilled and steaming operations are being applied. The expansion program is being funded from a $5 million revolving credit facility from a major U.S. bank.

We are also engaged in exploration, principally in the San Joaquin Basin of California. In 1998, we acquired exploration rights through an agreement (the “Aera Exploration Agreement”) with Aera Energy, LLC (“Aera”). The Aera Exploration Agreement gave us access to a significant inventory of exploration, seismic and technical data for the purpose of identifying drillable prospects, primarily beneath existing oil fields in the San Joaquin Basin, and certain rights to participate with Aera in the development of the identified drillable prospects.

In August 2001, we and Aera spud a deep gas exploration well in the Northwest Lost Hills area of the San Joaquin Basin pursuant to a joint operating agreement. We have a 42% working interest in the well. The well was designed to evaluate the natural gas and condensate reserve potential of the deep Temblor formation and reach a depth of approximately 20,000 feet. This objective was achieved in August 2002 after substantial delays and cost overruns resulting from difficult drilling conditions. Several high-pressure intervals indicating the presence of natural gas were encountered during drilling. However, we and Aera want to add one or more partners to share the costs of the testing program before continuing to test the well. In the meantime, the well has been temporarily abandoned to reduce costs. Until it is tested, the well’s commercial potential, if any, cannot be determined.

We are currently in a dispute with Aera concerning certain costs incurred during the drilling of the Northwest Lost Hills well. Aera has initiated arbitration proceedings over the issues. We and Aera agree that the quantum of the previously disputed amounts is approximately U.S.$2.7 million. We recently paid to Aera U.S.$1.5 million on account of these amounts and we intend to pay the balance on or before December 1, 2003. Discussions with Aera aimed at resolving certain other non-pecuniary issues between the parties in respect of the Aera Exploration Agreement remain ongoing.

Texas Projects

We have a working interest of 31% in 16 wells and 48% in 4 wells on approximately 1,760 gross acres in the Spraberry Trend of the Permian Basin in Midland County, West Texas. We also hold a 40% working interest in 5 wells in Apache Flats on approximately 400 gross acres covered by a farm-out agreement. We are producing approximately 120 net boe/d from the 25 wells in West Texas.

We have resumed exploration activities in our 61,500-acre holdings in East Texas. In early 2003, we reached an agreement with Perryman Exploration to further test the potential for gas production from new zones in two wells drilled in 2002 on the Creslenn Ranch Prospect in Henderson County. The re-activated Creslenn Ranch #2 well has been completed in a new gas zone and production testing to pipeline sales has commenced. Completion operations in the Creslenn Ranch #1 well are under way. We hold a 30% carried interest in the testing of these two wells and a 50% working interest in the remaining acreage position.

China Projects

Sunwing continues to pursue enhanced oil recovery initiatives and larger gas opportunities in China. Sunwing’s producing asset in China is a 20-year production-sharing contract covering an area of 22,400 gross acres divided into six blocks in the Kongnan oilfield in Dagang, Hebei Province, China (the “Dagang Project”). Under the contract, Sunwing operates the project and funds 100% of the development costs to earn 82% of the net revenue from oil production until cost recovery, at which time Sunwing’s entitlement reverts to 49%. In May 2003, Sunwing’s Overall Development Program for the Dagang Project was approved by Chinese regulatory authorities. The Plan contemplates expenditures of approximately $185 million over a three-year period and will involve drilling 115 new wells and reworking an additional 29 of the 82 existing wells.

Sunwing also holds a production-sharing contract covering an area of approximately 900,000 gross acres divided into two blocks in the Sichuan Basin approximately 930 miles southwest of Beijing. Under the contract, Sunwing has agreed to conduct an exploration program on the Zitong blocks consisting of two phases, each three years in length. During the first phase, Sunwing must incur minimum expenditures of $18 million and additional expenditures of at least $16 million during the second phase.

Sunwing is a party to an alliance agreement with CITIC Energy to seek out and develop oil and gas projects in China and around the world. CITIC Energy is a subsidiary of China International Trust & Investment Corporation, a major Chinese state-owned, multi-industry enterprise. Under the agreement, CITIC will assist Sunwing in raising its profile in Asian capital markets and gaining access to future financing opportunities. CITIC Energy will also assist Sunwing in its efforts to obtain a production-sharing contract covering the Yudong Block in Sichuan Province. Should such a contract be obtained, Sunwing and CITIC will jointly participate on a 70/30 basis. Within 180 days thereafter, either party can elect to convert CITIC’s 30% project interest into a 20% equity interest in Sunwing. In turn, Sunwing will assist CITIC in identifying and acquiring interests in international oil and gas development projects and in introducing GTL and other advanced technologies to China’s oil and gas industry.

Our Strategy

Our goal is to create a diversified global energy company focused on GTL, exploration and production and enhanced oil recovery. We believe we can successfully implement our strategy and position ourselves to compete over the longer term in what we expect will be a rapidly evolving energy industry.

Our principal strategies to accomplish our goals include:

•	focussing on areas where production can be achieved quickly and efficiently to create cash flow to fund our operations and allow us to pursue our medium and long-term objectives;

•	pursuing oil and gas exploration, particularly in the San Joaquin Basin of California;

•	pursuing our enhanced oil recovery initiatives in China;

•	exploiting Syntroleum’s proprietary GTL technology to become a leader in the development and operation of GTL projects; and

•	pursuing opportunities in the Middle East and elsewhere to obtain rights to stranded gas deposits to use as feedstock for GTL projects.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the Securities for working capital and general corporate purposes. We may also use the net proceeds for the repayment of indebtedness. The amount of net proceeds to be used for any such purpose will be described in an applicable prospectus supplement. We may invest funds that we do not immediately require in short-term marketable securities.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of Ivanhoe as of the dates indicated and reflects material changes in Ivanhoe’s capitalization since December 31, 2002. The following table should be read in conjunction with Ivanhoe’s comparative consolidated financial statements for the years ended December 31, 2002 and December 31, 2001 and the notes that accompany them.

	As at	As at
	December 31, 2002	September 30, 2003

	(in $000's)
Loans payable to a related party	$500	$—
Convertible debenture	1,000	—
Notes payable — current	—	1,000
Share capital, common shares	131,112	144,347
Accumulated deficit	(30,564)	(37,233	)(1)
Total consolidated capitalization	$102,048	$108,114

(1)	Accumulated deficit as at September 30, 2003 is an estimate.

In the second quarter of 2003, we issued 2 million shares for the liquidation of the convertible debenture. Also in the second quarter of 2003, we borrowed $1.0 million in bank financing to fund the development costs of its South Midway field. During the first six months of 2003, we borrowed an additional $0.8 million from a related party. We issued 9,529,000 shares in a private placement in the third quarter of 2003, netting proceeds of $11.6 million. All related party loans and accrued interest were repaid from the proceeds of the private placement in September 2003. During the nine month period ending September 30, 2003, Ivanhoe issued 0.6 million shares in payment for $0.5 million in services.

EARNINGS COVERAGE

Our earnings coverage ratios for the 12 months ended June 30, 2003 and December 31, 2002 are less than one-to-one.

Our interest requirements for the 12 months ended June 30, 2003 and December 31, 2002 amounted to $42,000 and $74,000, respectively. Our loss before interest and income tax for this period was

$5,415,000 and $6,772,000, respectively, resulting in an interest coverage deficiency of $42,000 and $74,000, respectively. As we have not issued any preferred shares, our interest and dividend coverage deficiency is the same as the interest coverage deficiency.

The foregoing does not give effect to the issuance of any debt securities that may be issued pursuant to this prospectus and any prospectus supplement, since the aggregate principal amounts and the terms of such securities are not currently known.

If we offer any debt securities having a term to maturity in excess of one year under this prospectus and a prospectus supplement, the prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. As of the date of this prospectus, there are 156,750,939 common shares and no preferred shares issued and outstanding. Rights and restrictions in respect of the common shares and the preferred shares are set out in our articles of incorporation and in the Yukon Business Corporations Act (“YBCA”), Ivanhoe’s governing statute.

Common Shares

The holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by the directors, and to receive a pro rata share of our remaining property and assets in the event of liquidation, dissolution or winding up. The common shares have no pre-emptive, redemption, purchase or conversion rights. There are no sinking fund provisions in relation to the common shares and they are not liable to further calls or assessment. The YBCA provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

Our by-laws provide for certain rights of holders of the common shares. Our by-laws may be amended either by a majority vote of the holders of common shares or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of our shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or replaced by a majority vote of the shareholders voting on such matter.

Our shareholders do not have cumulative voting rights on the election of our directors. Therefore, the holders of more than 50% of the common shares voting for the election of our directors could, if they chose to do so, elect all of the directors and, in such event, the holders of the remaining Common Shares would not be able to elect any directors.

While the payment of dividends rests within the discretion of the board of directors, we have not paid cash dividends on the common shares. We currently intend to retain all earnings, if any, in the foreseeable future for use in the development of our business. Our dividend policy will be reviewed periodically depending on our financial position, capital requirements, general business conditions and other factors.

Preferred Shares

The preferred shares as a class rank senior to the common shares as to the payment of dividends and the distribution of property and assets in the event of liquidation, dissolution or winding-up. Holders of preferred shares are not entitled to any voting rights as a class except as provided under the YBCA. Our directors are empowered to attach to any series of preferred shares voting rights relating to the election of directors triggered on a default in payment of dividends.

Preferred shares are issuable in one or more series, each consisting of such number of preferred shares as may be fixed by our directors. Our directors may, from time to time, by resolution passed before the issue of preferred shares of any particular series, alter our constating documents to determine the designation and fix the number of the preferred shares of that series and alter the constating documents to create, define and attach special rights and restrictions to the preferred shares of that series, including the nature, rate or amount of dividends and the dates, places and currencies of payment thereof, the consideration for, and the terms and conditions of, any purchase of the preferred shares for cancellation or redemption, conversion or exchange rights and the terms and conditions of any share purchase plan or sinking fund.

DESCRIPTION OF DEBT SECURITIES

We may issue public debt securities in one or more series under an indenture to be entered into between us and one or more trustees (the “trustee”). The indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and applicable Canadian corporate law requirements. A copy of the form of the indenture was filed with the SEC as an exhibit to the U.S. registration statement dated October 17, 2003 (Registration No. 333-109783). If, as and when a trustee is or trustees are appointed, an amendment to this prospectus will be filed. The following description sets forth certain general terms and provisions of debt securities and is not intended to be complete. For a more complete description, prospective investors should refer to the indenture and the terms of the debt securities. If debt securities are issued, we will describe the particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a prospectus supplement. Prospective investors should rely only on information in the prospectus supplement if it is different from the following information.

We may issue private debt securities and incur additional indebtedness other than through the offering of public debt securities pursuant to this prospectus.

References to “we”, “us”, “our” or “Ivanhoe” in this description of debt securities mean Ivanhoe Energy Inc. but not any of its subsidiaries.

General

The indenture will not limit the amount of debt securities we can issue under the indenture and will not limit the amount of other indebtedness we may incur. We may issue debt securities in registered or bearer form from time to time in one or more series. Such debt securities may be denominated and payable in any currency. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any Securities protection against changes in our operations, financial condition or transactions involving us, but such provisions may be included in the documents that set forth the specific terms of the debt securities.

The prospectus supplement for any series of debt securities we offer will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	whether payment of the debt securities will be senior or subordinated to our other liabilities or obligations;

•	whether the payment of the debt securities will be guaranteed by any other person;

•	the date or dates on which we may issue the debt securities and the date or dates on which we will pay the principal and any premium on the debt securities and the portion (if less than the principal amount) of debt securities to be payable upon a declaration of acceleration of maturity;

•	whether the debt securities will bear interest, the interest rate or the method of determining the interest rate, the date from which interest will accrue, the dates on which we will pay interest and the record dates for interest payments;

•	the place or places we will pay principal, any premium and interest and the place or places where debt securities can be presented for registration of transfer or exchange;

•	whether and under what circumstances we will be required to pay any additional amounts for withholding or deduction for Canadian taxes with respect to the debt securities, and whether we will have the option to redeem the debt securities rather than pay the additional amounts;

•	whether we will be obligated to redeem or repurchase the debt securities pursuant to any sinking or purchase fund or other provisions, or at the option of a holder;

•	whether we may redeem the debt securities at our option;

•	the denominations in which we will issue any registered debt securities, if other than denominations of $1,000 and any multiple of $1,000 and, if other than denominations of $5,000, the denominations in which any bearer debt security will be issuable;

•	whether we will make payments on the debt securities in a currency or currency unit other than U.S. dollars or by delivery of shares of Ivanhoe or other property;

•	whether payments on the debt securities will be payable with reference to any index or formula;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the identity of the depositary for the global securities;

•	whether we will issue the debt securities as bearer securities, registered securities or both;

•	the terms and conditions, if any, upon which we may redeem the debt securities prior to maturity and the price or prices of which and the currency or currency units in which the debt securities are payable;

•	any changes or additions to events of default or covenants;

•	if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

•	the applicability of, and any changes or additions to, the provisions for defeasance described under “Defeasance” below;

•	whether such debt securities will be listed on any securities exchange;

•	whether the holders of any series of debt securities have special rights if specified events occur;

•	the terms for any conversion or exchange of the debt securities for any other securities;

•	provisions as to modification, amendment or variation of any rights or terms attaching to the debt securities; and

•	any other terms of the debt securities.

Unless stated otherwise in the applicable prospectus supplement, no holder will have the right to require us to repurchase the debt securities.

We may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. We may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, we will describe any Canadian and U.S. federal income tax consequences and other special considerations in the applicable prospectus supplement.

We may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

Ranking and Other Indebtedness

Unless otherwise indicated in any applicable prospectus supplement, the debt securities will be our unsecured senior obligations and will rank equally and rateably with all of our other unsecured senior indebtedness from time to time outstanding. Unless otherwise indicated in any applicable prospectus supplement, the debt securities will be subordinated to all existing and future liabilities, including trade payables and other indebtedness, of our subsidiaries, partnerships and other entities. We will specify in a prospectus supplement at the time we issue a series of debt securities the amount of our subsidiaries’ and partnerships’ then existing liabilities, including trade payables and other indebtedness.

Debt Securities in Global Form

The registered debt securities of a series may be issued in whole or in part in global form (a “Global Security”) and will be registered in the name of, and be deposited with, a depositary (the “Depositary”), or its nominee, each of which will be identified in the prospectus supplement. Unless and until exchanged, in whole or in part, for debt securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of debt securities to be represented by a Global Security will be described in the prospectus supplement relating to such series and the indenture. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the Global Security to the accounts of such persons having accounts with such Depositary or its nominee

(“participants”). Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to interest of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the U.S. may require that certain purchasers of securities take physical delivery of such securities in definitive form. These Depositary arrangements and these laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Any payments of principal, premium, if any, and interest on Global Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. Neither we nor the trustee (or any paying agent for debt securities represented by the Global Securities) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary for a Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of such Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

If a Depositary for a Global Security representing a particular series of debt securities is at any time unwilling or unable or no longer qualified to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities of such series in definitive form in exchange for a Global Security representing such series of debt securities. In addition, we may at any time and in our sole discretion determine not to have debt securities of a series represented by a Global Security and, in such event, will issue debt securities of a series in definitive form in exchange for all of the Global Securities representing the series of debt securities.

Debt Securities in Definitive Form

Debt securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. Registered securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and bearer securities will be issuable in denominations of $5,000 or, in each case, in such other denominations as may be set out in the terms of the debt securities of any particular series. Unless otherwise indicated in the prospectus supplement, bearer securities will have interest coupons attached.

The applicable prospectus supplement may indicate the places to register a transfer of debt securities. Except for certain restrictions set forth in the indenture, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

Unless stated otherwise in the prospectus supplement and the indenture, we will make payments on the debt securities at the relevant office or agency of the trustee or we can make payments by (1) cheque mailed or delivered to the address of the person entitled at the address appearing in the security register of the trustee or (2) wire transfer to an account in the U.S. of the person entitled to receive payments. Unless stated otherwise in the prospectus supplement, we will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days we specify. We will make debt securities payments in other forms at a place designated by us and specified in the prospectus supplement.

Tax Redemption

We may specify in the prospectus supplement that the debt securities of a series will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if we determine that, as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding application or interpretation of such laws, regulations or rulings (including a decision by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after a date specified in the applicable prospectus supplement if any date is so specified, we have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (as defined below) with respect to any debt security of such series or on or after a date specified in the applicable prospectus supplement, any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of our legal counsel will oblige us to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any debt security of such series and we in our business judgement determine that such obligation cannot be avoided by the use of reasonable measures available to us. No such notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay such Additional Amounts were a payment in respect of the debt securities then due. At the time such notice of redemption is given, the obligation to pay the Additional Amounts must remain in effect.

In the event that we elect to redeem the debt securities of such series pursuant to the provisions set forth in the preceding paragraph, we will deliver to the trustee a certificate, signed by an authorized officer, stating that we are entitled to redeem the debt securities of such series pursuant to their terms.

Canadian Withholding Taxes

We may specify in the prospectus supplement that all payments made by us or on our behalf with respect to the debt securities will be made without withholding or deduction for any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”) unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

If we are required to withhold or deduct any amount for Canadian Taxes from any payment made with respect to the debt securities, we will pay as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of debt securities after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the holder of debt securities would have received if such Canadian Taxes had not been withheld or deducted. A similar payment will also be made to holders of debt securities, other than Excluded Holders (as defined below), that are exempt from withholding but required to pay tax under Part XIII of the Income Tax Act (Canada) (the “ITA”) directly on amounts otherwise subject to withholding. However, no Additional Amounts will be payable with respect to a payment made to a holder of debt securities (an “Excluded Holder”) in respect of the beneficial owner thereof:

•	with which we do not deal at arm’s length (for purposes of the ITA) at the time of the making of such payment;

•	which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

•	which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of debt securities or the receipt of payment thereunder.

We will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. We will pay all taxes, interest and other liabilities which arise by virtue of any failure by us to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. We will furnish to the holder of the debt securities, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by us.

The foregoing obligations will survive any termination, defeasance or discharge of the indenture.

Provision of Financial Information

We will file with the trustee and mail to all holders, as their names and addresses appear in the security register within 30 days after we file them or furnish them to the SEC, copies of our annual and quarterly reports or the information, documents and other reports that we are required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

In the event that we may not remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis in forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to furnish to the trustee:

•	within the time periods required for the filing of annual financial statements (or similar annual filings) by Canadian Security Authorities, the information required to be provided or incorporated by reference in an annual information form, annual financial statement or similar annual filing under the laws of Canada or any province or territory thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange; and

•	within the time periods required for the filing of quarterly reports by the Canadian Security Authorities, the information required to be provided in quarterly reports under the laws of Canada or any province or territory thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange.

Events of Default

When we use the term “event of default” in the indenture, we mean:

•	failure to pay principal of, or any premium on, any debt security of that series when it is due;

•	failure to pay interest or any Additional Amounts on any debt security of that series for 30 days from the date such amounts are due;

•	failure to comply with any other provisions of the indenture for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding debt securities;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if in good faith it considers it in the interests of the holders to do so.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series, subject to any subordination provisions, may require us to repay immediately:

•	the entire principal of the debt securities of the series; or

•	if the debt securities are discounted securities, that portion of the principal as is described in the prospectus supplement and indenture.

If an event of default relates to events involving our bankruptcy, insolvency or reorganization, the principal of all debt securities will become immediately due and payable without any action by the trustee or any holder. Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement.

If debt securities are discounted securities, the applicable prospectus supplement will contain provisions relating to the acceleration of maturity of a portion of the principal amount of the discounted securities upon the occurrence or continuance of an event of default.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

We will be required to furnish to the trustee a statement annually as to our compliance with all conditions and covenants under the indenture and, if we are not in compliance, we must specify any defaults.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of the affected series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by an event of default have made a written request, and the holders have offered reasonable indemnity, to the trustee to institute a proceeding as trustee; and

•	the trustee has failed to institute a proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the series affected by an event of default a direction inconsistent with the request, within 60 days after their notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder of debt securities for the enforcement of payment of principal, premium or interest on a debt security on or after the applicable due date specified in the debt security.

Defeasance

When we use the term “defeasance” in this prospectus, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a series, then at our option:

•	we will be discharged from our obligations with respect to the debt securities of that series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities. These holders may look only to the deposited fund for payment on their debt securities.

To exercise our defeasance option, we must deliver to the trustee:

•	an opinion of counsel in the U.S. to the effect that the holders of the outstanding debt securities of the affected series will not recognize gain or loss for U.S. federal income tax purposes as a result of a defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	an opinion of counsel in Canada or a ruling from the Canada Customs and Revenue Agency to the effect that the holders of the outstanding debt securities of the affected series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of a defeasance and will be subject to Canadian federal or provincial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case had the defeasance not occurred; and

•	a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent relating to defeasance have been satisfied.

If we will be discharged from our obligations with respect to the debt securities, and not just from our covenants, the U.S. opinion must be based upon a ruling from, or published by, the U.S. Internal Revenue Service or a change in law to that effect.

In addition to the delivery of the opinions described above, the following conditions must be met before we may exercise our defeasance option:

•	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing for the debt securities of the affected series;

•	we are not “insolvent” within the meaning of applicable bankruptcy and insolvency legislation; and

•	other customary conditions precedent are satisfied.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, without the consent of each holder affected, no modification or amendment may:

•	change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any debt security;

•	reduce the principal, premium, if any, or interest rate or any obligation to pay any additional amounts on any debt security;

•	reduce the amount of principal of a debt security payable upon acceleration of its maturity;

•	change the place or currency of any payment;

•	affect the holder’s right to require us to repurchase the debt securities at the holder’s option;

•	impair the right of the holders to institute a suit to enforce their rights to payment;

•	adversely affect any conversion or exchange right related to a series of debt securities;

•	change the percentage of debt securities required to modify the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of outstanding debt securities necessary to take certain actions.

The holders of a majority in principal amount of outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, in so far as only that series is concerned, past defaults under the indenture and our compliance with certain restrictive provisions of the indenture. However, these holders may not waive a default in any payment on any debt security or compliance with a provision that cannot be modified without the consent of each holder affected.

We may modify the indenture without the consent of the holders to:

•	evidence our successor under the indenture;

•	add to covenants or surrender any right or power for the benefit of holders;

•	secure any debt securities;

•	add events of default;

•	provide for bearer securities to become registered securities under the indenture and make other such changes to bearer securities that in each case do not materially and adversely affect the interests of holders of outstanding securities;

•	establish the forms of the debt securities;

•	appoint a successor trustee under the indenture;

•	add provisions to permit or facilitate the defeasance or discharge of the debt securities as long as there is no adverse affect on the holders;

•	cure any ambiguity, correct or supplement any defective or inconsistent provision or make any other provisions; in each case that would not materially and adversely affect the rights of holders of outstanding securities and related coupons, if any;

•	comply with any applicable laws of the U.S. and Canada in order to effect and maintain the qualification of the indenture under the Trust Indenture Act; or

•	change or eliminate any provisions where such change takes effect when there are no securities outstanding under the indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The trustee under the indenture or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture will contain certain limitations on the rights of the trustee, as long as it remains or any of its affiliates remain our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. If the trustee or any affiliate acquires any conflicting interest and a default occurs with respect to the debt securities, the trustee must eliminate the conflict or resign.

Consent to Service

In connection with the indenture, we will designate and appoint CT Corporation System, as our authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the debt securities that may be instituted in any federal or New York state court located in the Borough of Manhattan, in the City of New York or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Enforceability of Judgements

Since a substantial proportion of our assets, as well as the assets of a substantial number of our directors and officers, are outside the U.S., any judgement obtained in the U.S. against us or certain of our directors or officers, including judgements with respect to the payment of principal on the debt securities, may not be collectible within the U.S.

We have been informed by Goodmans, our Canadian counsel, that the laws of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in British Columbia on any final and conclusive judgement in personam of any federal or state court located in the State of New York (a “New York Court”) against us, which judgement is subsisting and unsatisfied for a sum certain with respect to the enforcement of the indenture and the debt securities that is not impeachable as void or voidable under the internal laws of the State of New York if: (1) the New York Court rendering such judgement had jurisdiction over the judgement debtor, as recognized by the courts of British Columbia (and our submission in the indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) such judgement was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of British Columbia or contrary to any order made by the Attorney General of Canada and under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (3) the enforcement of such judgement would not be contrary to the laws of general application limiting the enforcement of creditors’ rights and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in British Columbia; (4) no new admissible evidence relevant to the action is discovered prior to the rendering of judgement by the court in British Columbia; (5) interest payable on the debt securities is not characterized by a court in British Columbia as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (6) the action to enforce such judgement is commenced within the appropriate limitation period; except that any court in British Columbia may only give judgement in Canadian dollars. In the opinion of our Canadian counsel, there are no reasons under present laws of British Columbia for avoiding recognition of such judgements of New York Courts under the indenture or on the debt securities based upon public policy.

We have been advised by our Canadian counsel that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgements of U.S. courts, of civil liabilities predicated solely upon the U.S. federal securities laws.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase common shares. We may issue warrants independently or together with common shares or other securities, and warrants sold with common shares or other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between Ivanhoe and a warrant agent that we will name in the prospectus supplement.

Selected provisions of the warrants and the warrant agreement are summarized below. This summary is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

The prospectus supplement relating to any warrants we offer will describe the warrants and include specific terms relating to the offering. The prospectus supplement will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the common shares, or other securities purchasable upon exercise of the warrants, and the procedures that will result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the currency or currency unit in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

We may amend the warrant agreement and the warrants without the consent of the holders of the warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other matter that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

The warrant agent will act solely as our agent. The warrant agent will not have any duty or responsibility if we default under the warrant agreement or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities separately or together to one or more underwriters or dealers for public offering and sale by them, through one or more agents or directly to investors. We may price the Securities, which may be sold from time to time in one or more transactions, at a fixed price or prices, which may be changed from time to time; market prices prevailing at the times of sale; prices related to prevailing market prices; or negotiated prices. The method of distribution of the Securities will be described in each prospectus supplement.

By Underwriters or Dealers

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The names of any underwriters with respect to a particular underwritten offering of Securities will be set forth in the applicable prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the Securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If dealers are used, and if so specified in the prospectus supplement, we will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of any such transaction will be set forth in the prospectus supplement.

By Agents

The Securities may be sold through agents designated by us. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser. In this case, no underwriters, dealers or agents would be involved.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain liabilities, including liabilities under U.S. and Canadian securities legislation or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business. The prospectus supplement for any Securities being offered will set forth the terms of the offering of such Securities, including the type of Securities offered, the name or names of any underwriters, the purchase price of such Securities, the proceeds we will receive from such sale, any underwriting fees and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers. Only underwriters so named in the prospectus supplement are deemed to be underwriters in connection with the Securities offered thereby.

Selling Shareholders

A selling shareholder may offer common shares using any of the methods described above, through agents, underwriters, dealers or in direct sales. However, sales in Canada by a selling shareholder directly to one or more purchasers may only occur if an order is obtained from the relevant provincial securities regulator exempting the selling shareholder from provincial registration requirements prior to the time of filing of the relevant prospectus supplement or if an exemption from such registration requirements is available. The applicable prospectus supplement will describe the selling shareholder’s method of distribution, will name any agent, underwriter or dealer of the selling shareholder and will describe the compensation to be paid to any of these parties.

SELLING SHAREHOLDERS

Common shares may be sold under this prospectus by way of secondary offering by or for the account of our shareholders who may include certain directors, executive officers, employees or certain other holders of common shares. The prospectus supplement for or including any offering of common shares by selling shareholders will include the following information:

•	the names of the selling shareholders;

•	the number of common shares owned by each of the selling shareholders;

•	the number of common shares being distributed for the accounts of the selling shareholders;

•	the number of securities of any class to be owned by the selling shareholders after the distribution and the percentage that number represents of the total number of securities of that class outstanding;

•	whether the common shares are owned by the selling shareholder both of record and beneficially, of record only or beneficially only;

•	the date or dates the selling shareholder acquired the common shares; and

•	if the selling shareholder acquired any common shares in the 12 months preceding the date of the preliminary short form base shelf prospectus, the cost thereof to the shareholder in the aggregate and on a per share basis.

CERTAIN INCOME TAX CONSEQUENCES

The applicable prospectus supplement will describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada and acquires any Securities offered thereunder.

The applicable prospectus supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered under this prospectus by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code).

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, certain legal matters relating to Canadian law will be passed upon for us by Goodmans, Vancouver, British Columbia and certain legal matters relating to U.S. law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. As at the date of this prospectus, the partners and associates of Goodmans and of Paul, Weiss, Rifkind, Wharton & Garrison LLP as a group beneficially own, directly or indirectly, less than one percent of any class of our securities.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Certain information relating to our reserves in our annual information form incorporated by reference in this prospectus has, in the case of our U.S. operations, been calculated by independent petroleum consultants Allan Spivak Engineering and Joe C. Neal & Associates and, in the case of our China operations, has been calculated by Gilbert Laustsen Jung Associates Ltd., independent petroleum engineering consultants retained by us. The partners of Gilbert Laustsen Jung Associates Ltd., Allan Spivak Engineering and Joe C. Neal & Associates as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Ivanhoe are Deloitte & Touche LLP, Chartered Accountants, Calgary, Alberta. The registrar and transfer agent for the common shares in Canada is CIBC Mellon Trust Company at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

DOCUMENTS FILED AS PART OF THE
REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part:

•	the documents listed in the second paragraph under “Document Incorporated By Reference” in this prospectus;

•	the consent of our auditors Deloitte & Touche LLP;

•	the consent of our counsel Goodmans;

•	the consent of our independent petroleum consultants Allan Spivak Engineering, Joe C. Neal & Associates and Gilbert Laustsen Jung Associates Ltd.;

•	powers of attorney from directors and officers of Ivanhoe Energy Inc.; and

•	the form of indenture (if debt securities are offered by a supplement to this prospectus we will file with the SEC a trustee’s Statement of Eligibility on Form T-1).

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Section 126 of the Yukon Business Corporations Act provides, in part, as follows:

(1)	Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

(a)	he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Indemnification in Derivative Actions

(2)	A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b).

Indemnity as of Right

(3)	Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in his defence of the action or proceeding;

(b)	fulfills the conditions set out in paragraphs (1)(a) and (b); and

(c)	is fairly and reasonably entitled to indemnity.

Directors’ and Officers’ Insurance

(4)	A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

(a)	in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)	in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Application to Court

(5)	A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Notice

(6)	On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Section 6.3 of the registrant’s by-laws provides as follows:

Indemnity — Subject to the limitations contained in the Yukon Business Corporations Act, the registrant shall indemnify a director or officer of the registrant or a former director or officer of the registrant for,

(a)	the acts, receipts, neglects or defaults of any other person, or for joining in any receipt or act for conformity;

(b)	any loss, damage or expense happening to the registrant through the insufficiency or deficiency of title to any property acquired by, for or on behalf of the registrant;

(c)	the insufficiency or deficiency of any security in or upon which any moneys of the registrant are invested;

(d)	any loss or damage arising from the bankruptcy, insolvency or wrongful act of any person with whom any money, security or other property of the registrant is lodged or deposited; or

(e)	any loss, damage or misfortune which may arise out of the execution of the duties as a director or in relation thereto.

     The registrant carries directors’ and officers’ liability insurance covering any actual or alleged error or misstatement, misleading statement or act or omissions, or neglect or breach of duty of the directors and officers of the registrant. The policy has a covering limit of $10 million for the directors and officers of the registrant. The policy is subject to certain exclusions, and provides for a corporate deductible in circumstances where the registrant is permitted by law to indemnify individual directors or officers. If the registrant is unable by law to indemnify individual directors and officers, there is no deductible.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit
Number	Description

4.1	Annual Report on Form 10-K of the Registrant for the year ended December 31, 2002 dated March 14, 2003 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 000-30586) filed with the Commission on March 20, 2003).

4.2*	Management Information Circular dated May 14, 2003 excluding the report on executive compensation, the performance graph and the statement of corporate governance practices (incorporated by reference to this Form F-10 (Commission File No. 000-30586), filed with the Commission concurrently with this Form F-10).

4.3	Quarterly Report on Form 10-Q of the Registrant for the six month period ended June 30, 2003 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2003 (Commission File No. 000-30586) filed with the Commission on August 8, 2003).

4.4	Current Report on Form 8-K of the Registrant dated May 29, 2003 (incorporated by reference to the Registrant’s Form 8-K (Commission File No. 000-30586), filed with the Commission on May 30, 2003).

5.1	Consent of Deloitte & Touche LLP.

5.2	Consent of Goodmans.

5.3	Consent of Allan Spivak Engineering.

5.4	Consent of Joe C. Neal & Associates.

5.5	Consent of Gilbert Laustsen Jung Associates Ltd.

7.1*	Form of indenture (if debt securities are offered by a supplement to this prospectus we will file with the SEC a trustee’s Statement of Eligibility on Form T-1).

8.1*	Powers of attorney.

*	Previously filed.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     The registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a)	Prior to filing this amendment to the registration statement on Form F-10, the registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X appointing CT Corporation System as the registrant’s agent for service in the U.S.

(b)	Any change to the name or address of the agent for service of the registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 30 day of October, 2003.

IVANHOE ENERGY INC.

By:	/s/ E. Leon Daniel Name: E. Leon Daniel Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ E. Leon Daniel E. Leon Daniel	President, Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2003

	/s/ John O’Keefe John O’Keefe	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 30, 2003

	* David Martin	Chairman of the Board and Director	October 30, 2003

	* Robert M. Friedland	Deputy Chairman and Director	October 30, 2003

	* John A. Carver	Director	October 30, 2003

	* R. Edward Flood	Director	October 30, 2003

	* Shun-ichi Shimizu	Director	October 30, 2003

	* Howard Balloch	Director	October 30, 2003

*By:	/s/ John O'Keefe

John O'Keefe
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the authorized representative has signed this amendment to the registration statement, solely in his capacity as the duly authorized representative of Ivanhoe Energy Inc. in the United States on this 30 day of October, 2003.

IVANHOE ENERGY INC.

By: /s/ E. Leon Daniel Name: E. Leon Daniel Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Annual Report on Form 10-K of the Registrant for the year ended December 31, 2002 dated March 14, 2003 (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 000-30586) filed with the Commission on March 20, 2003).

4.2*	Management Information Circular dated May 14, 2003 excluding the report on executive compensation, the performance graph and the statement of corporate governance practices (incorporated by reference to this Form F-10 (Commission File No. 000-30586), filed with the Commission concurrently with this Form F-10).

4.3	Quarterly Report on Form 10-Q of the Registrant for the six month period ended June 30, 2003 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2003 (Commission File No. 000-30586) filed with the Commission on August 8, 2003).

4.4	Current Report on Form 8-K of the Registrant dated May 29, 2003 (incorporated by reference to the Registrant’s Form 8-K (Commission File No. 000-30586), filed with the Commission on May 30, 2003).

5.1	Consent of Deloitte & Touche LLP.

5.2	Consent of Goodmans.

5.3	Consent of Allan Spivak Engineering.

5.4	Consent of Joe C. Neal & Associates.

5.5	Consent of Gilbert Laustsen Jung Associates Ltd.

7.1*	Form of indenture (if debt securities are offered by a supplement to this prospectus we will file with the SEC a trustee’s Statement of Eligibility on Form T-1).

8.1*	Powers of attorney.

*	Previously filed.